CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF MONEY4GOLD HOLDINGS, INC.

Money4Gold Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.           The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on November 18, 2003.

2.           Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3.           Article FIRST of the Certificate of Incorporation is amended to read as follows:

The name of the Corporation is: Upstream Worldwide, Inc.

4.           This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of this Company on the 6th day of January 2010 in accordance with Section 242(b) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 11th day of June 2010.

MONEY4GOLD HOLDINGS, INC.

By:	/s/ Daniel Brauser
Daniel Brauser,
Chief Financial Officer